Exhibit 16.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

July 11, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated July 11, 2018 of AllyMe Holding, Inc. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.
Los Angeles, California

KCCW Accountancy Corp.

5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA

Tel: +1 323 867 9880 ● Fax: +1 323 375 0500 ● info@kccwcpa.com